EXHIBIT 99.1

PRESS RELEASE                                        3515 SE Lionel Terrace
                                                     Stuart, FL 34997
                                                     Tel:  772-287-4846
                                                     Fax:  772-781-4778
                                                     www.ultrastrip.com


For Release: July 14, 2004
Contact:  Mickey Donn, Sr. VP of Operations
772-287-4846 ext. 105 or email, mdonn@ultrastrip.com

                       JIM RUSHING NEW ULTRASTRIP CHAIRMAN

         Stuart, Florida, July 14/PR Newswire/--UltraStrip Systems, Inc. ("UltraStrip"), the developer of innovative robotic ship hull cleaning equipment, announced that James C. "Jim" Rushing, III was selected by the Board of Directors as its new Chairman of the Board. Former Chairman Admiral William
A. Owens recently became President and CEO of Nortel Networks following his resignation as Chairman of the Board of Directors. Admiral Owens had served as Chairman of the Board of Directors since August 18, 2000. Prior to accepting the position with Nortel, Owens had assumed appointment to become Chairman of UltraStrip's Advisory Committee, but will no longer serve due to commitments at Nortel.

         Mr. Rushing, whose background includes extensive management and financial expertise, is the CEO of Corporate Resources Consulting Group, Inc. of Brentwood, Tennessee has served as an UltraStrip Board Member since September 29, 2003.

         In addition, the Company announced the resignation of Eugene C. Rainis, who had served as a member of the Board of Directors since August 21, 2002. Prior to his election to the Board of Directors, Mr. Rainis served as a member of the Advisory Committee since February 22, 2001.

         UltraStrip develops and manufactures robotic solutions to environmental problems in the surface preparation and coatings removal industry and has developed portable, self-contained filtration equipment for possible use in homeland security. UltraStrip's patented robotic water jetting systems are designed to provide an environmentally safe coatings removal process in both heavy marine and above ground storage tank applications. The robotic systems represent a significant innovation in the surface preparation of ships and other structures.

         UltraStrip's patented systems have been used on the USS Eisenhower, a U.S. Navy Nimitz-class aircraft carrier, the USS Cole, the U.S. Navy destroyer attacked in Yemen in October 2000, the USS Doyle, a Navy guided missile destroyer, the USS Shreveport, LPD-17, Carnival and NCL cruise ships, as well as in the Lisnave Ship Yard in Portugal, one of the world's busiest commercial yards for the heavy marine industry. UltraStrip's M3500 system in North America is utilized exclusively through Shaw-Robotic Environmental Services, L.L.C., a majority owned company of the Shaw Group, Inc. (NYSE:SGR) of Baton Rouge, Louisiana. Additional information on UltraStrip can be obtained through its website www.ultrastrip.com.

Forward Looking Statements: This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward- looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings.


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